Exhibit 99.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of             , 2011, by and between the undersigned holder(s) (collectively, “Stockholder”) of one or more shares of common stock of CommerceFirst Bancorp, Inc., a Maryland corporation (the “Company”), and Sandy Spring Bancorp, Inc., a Maryland corporation (“Purchaser”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, the Stockholder is the holder of one or more shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”);

WHEREAS, concurrently with the execution of this Agreement, Purchaser and the Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which the Company shall merge with Purchaser and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Stockholder owns the shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Purchaser to enter into the Merger Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Stockholder agrees that, during the Term (as defined below) of this Agreement, at any meeting of stockholders of the Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, except as otherwise agreed to in writing in advance by Purchaser, Stockholder shall:

(a)	appear at each such meeting, in person or by proxy, and thereby cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) with respect to, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder, or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or any of Stockholder’s obligations under this Agreement.

Section 2. No Inconsistent Agreements. Stockholder hereby agrees that Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to such the Shares that is inconsistent with Stockholder’s obligations under this Agreement.

Section 3. No Transfers. During the Term of this Agreement and except as contemplated by this Agreement or the Merger Agreement, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. Notwithstanding the foregoing, the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, provided, however that no action shall be required to be taken to obtain a pledge agreement from any pledgee with respect to any pledge existing as of the date of this Agreement as reflected in Exhibit A; (c) transfers in connection with estate or tax planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Agreement; and (d) such transfers as Purchaser may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void.

Section 4. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with Purchaser as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by Purchaser, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity).

(c)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

(d)	Stockholder is the record and/or beneficial owner, as defined under Rule 13a-3 of the Securities and Exchange Act of 1934, as amended, of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise described on Exhibit A hereto. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares. The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity and no representation by Stockholder is made thereby pursuant to the terms hereof. Stockholder has the right to vote the Shares (unless otherwise noted on Exhibit A), and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.1 of the Merger Agreement, during the Term of this Agreement, Stockholder, in his, her or its capacity as a stockholder of the Company, shall not, nor to the extent applicable to Stockholder, shall such Stockholder authorize any partner, officer, director, advisor or representative of, such Stockholder or any of his, her or its affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce, knowingly encourage, or knowingly take any action that would reasonably be expected to materially facilitate the making of, any offer, or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish or otherwise afford access to any Person (other than Purchaser) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, including, without limitation, any agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition

Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance; Remedies. Stockholder acknowledges that it is a condition to the willingness of Purchaser to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Purchaser if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Purchaser will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Purchaser has an adequate remedy at law. Stockholder further agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Purchaser’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, Purchaser shall have the right to inform any third party that Purchaser reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Purchaser hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with Purchaser set forth in this Agreement may give rise to claims by Purchaser against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement (the “Term”) shall begin on the date hereof and shall end on the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Stockholder shall have the right to terminate this Agreement if the Merger Agreement is amended to decrease the Merger Consideration, provided that Stockholder sends notice to Purchaser of Stockholder’s election to terminate within three (3) Business Days after the public announcement of such amendment, in which case the term of this Agreement shall end on the date Purchaser receives such notice. Upon termination or expiration, no party shall have any further obligations or liabilities hereunder.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto, expressly stating an intention to amend this Agreement. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 11. Capacity as Stockholder. The covenants contained herein shall apply to Stockholder solely in his or her capacity as a stockholder of the Company, and no covenant contained herein shall apply to Stockholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with whatever fiduciary duties he or she may have as a director, officer or employee of the Company and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Sections 5.1 or 5.8 of the Merger Agreement.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof.

Section 13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by Stockholder and Purchaser.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SANDY SPRING BANCORP, INC.

By:
Name:
Title:

STOCKHOLDER

Signature

Print Name

STOCKHOLDER (if held jointly)

Signature

Print Name

Signature Page to Voting Agreement

EXHIBIT A

SHARES OF COMPANY COMMON STOCK

BENEFICIALLY OWNED BY STOCKHOLDER

	September 30,	September 30,
Stockholder		Number of Shares of Company Common Stock

6